Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, New York 10105

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022